Exhibit 4.1


NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OTHERWISE PERMITTED UNDER ANY CONTRACTUAL RESTRICTIONS ON RESALE APPLICABLE TO THESE SECURITIES IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE AND ON VOTING AND THE HOLDERS HEREOF MAY BE BOUND BY CERTAIN RESTRICTIONS ON ACQUISITION OF THE ISSUER'S CAPITAL STOCK PURSUANT TO A COMMON STOCK AND WARRANT PURCHASE AGREEMENT BETWEEN THE ORIGINAL HOLDERS OF THESE SECURITES AND THE ISSUER, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.


                      WARRANT TO PURCHASE COMMON STOCK
                                     OF
                             NEOFORMA.COM, INC.


No. V-1                                            Void after July 26, 2010


            THIS CERTIFIES THAT VHA Inc., a Delaware corporation ("VHA" or the "HOLDER"), or its permitted assigns is entitled to purchase under this Warrant up to 30,845,020 shares (the "SHARES") of common stock, par value $0.001 per share ("COMMON STOCK"), of Neoforma.com, Inc., a Delaware corporation ("NEOFORMA" or the "COMPANY") at a per share price of $0.01 (the "EXERCISE PRICE") subject to the provisions and upon the terms and conditions hereinafter set forth.

            This Warrant is issued this 26th day of July, 2000 (the "ISSUE DATE") pursuant to that certain Amended and Restated Common Stock and Warrant Agreement amended and restated as of May 24, 2000 (the "STOCK AND WARRANT AGREEMENT"), by and between the Company and the Holder.

      1.    Vesting and Term.

            1.1 Vesting. Upon issuance, this Warrant shall not be exercisable or vested with respect to any Shares. A total of 23,133,764 Shares shall be eligible for vesting in accordance with Section 1.1.2 below ("TRANCHE A SHARES") and a total of 7,711,256 Shares shall be eligible for vesting in accordance with Section 1.1.3 below ("TRANCHE B SHARES"). Shares with respect to which this Warrant becomes vested and exercisable are referred to as "VESTED SHARES."

            1.1.1.  Definitions.

            "CUMULATIVE SIGNED PURCHASING VOLUME" means, as of any Determination Date, the sum of (x) the cumulative dollar volume of purchases by Healthcare Organizations that are members or patrons of VHA (calculated, for each such Healthcare Organization, by multiplying (A) the amount of Novation LLC contract purchases (as reported in the SRIS system maintained for Novation LLC's benefit) by such Healthcare Organization during the most recent complete calendar year ending prior to the first Determination Date on or prior to which such Healthcare Organization Signed-Up with Neoforma by (B) 2.4 (the "BASE AMOUNT")) and that Signed-Up with Neoforma on or prior to such Determination Date, plus (y) 80.4% of the cumulative dollar volume of purchases by Healthcare Organizations that are members or patrons of Healthcare Purchasing Partners International, LLC (using, for each such Healthcare Organization, its Base Amount) and that Signed-Up with Neoforma on or prior to such Determination Date, provided that (i) for purposes of computing the first Base Amount for each Healthcare Organization, such Base Amount will be increased by 3.625% and
(ii) in addition to the increase in the Base Amount for any Healthcare Organization pursuant to the preceding clause (i), the Base Amount for each Healthcare Organization shall also be increased annually by 7.25% when computing Cumulative Signed Purchasing Volume for Determination Dates which are subsequent to the first Determination Date on or prior to which a particular Healthcare Organization Signed-Up with Neoforma. For purposes of clarity, the parties agree that once a Healthcare Organization is deemed to have "Signed-Up" with Neoforma, its Cumulative Signed Purchasing Volume, as computed and increased under the formula set forth in this definition, shall be included in the computation of Cumulative Signed Purchasing Volume for all Determination Dates arising on or after the date such Healthcare Organization Signed-Up with Neoforma, whether or not such Healthcare Organization continues to do business with Neoforma.

            "HEALTHCARE ORGANIZATION" shall mean any facility providing health care services.

            "PREFERRED PROVIDER" means the Healthcare Organization agrees to use the Neoforma internet-based system for at least 50% of its internet-based purchases of Novation contracted products.

            "SIGNED-UP" means, with respect to any Healthcare Organization, that such Healthcare Organization and Neoforma have entered into a written agreement, arrangement or understanding for Neoforma to be the Preferred Provider of an Internet-based system for the acquisition of Novation contracted products by such Healthcare Organization.

            1.1.2.  Vesting Requirements for Tranche A Shares.

            1. 5,783,441 Tranche A Shares shall become Vested Shares on June 30, 2001 (the "FIRST DETERMINATION DATE") if Cumulative Signed Purchasing Volume as of the First Determination Date is at least $2,328 million (the "FIRST TRANCHE A TARGET AMOUNT").

            2. 5,783,441 Tranche A Shares shall become Vested Shares on June 30, 2002 (the "SECOND DETERMINATION DATE") if Cumulative Signed Purchasing Volume as of the Second Determination Date is at least $6,233 million (the "SECOND TRANCHE A TARGET AMOUNT").

            3. 5,783,441 Tranche A Shares shall become Vested Shares on June 30, 2003 (the "THIRD DETERMINATION DATE") if Cumulative Signed Purchasing Volume as of the Third Determination Date is at least $9,629 million (the "THIRD TRANCHE A TARGET Amount").

            4. 5,783,441 Tranche A Shares shall become Vested Shares on June 30, 2004 (the "FOURTH DETERMINATION DATE") if Cumulative Signed Purchasing Volume as of the Fourth Determination Date is at least $13,253 million (the "FOURTH TRANCHE A TARGET AMOUNT").

            5. In the event the Tranche A Target Amount of Cumulative Signed Purchasing Volume specified in any of Section 1.1.2 paragraphs 1, 2, 3 or 4 above is not achieved as of the particular Determination Date specified in such paragraph (such shortfall below a particular Tranche A Target Amount being referred to as a "TRANCHE A SHORTFALL AMOUNT"), then the number of Tranche A Shares which shall become Vested Shares at a particular Determination Date pursuant to Section 1.1.2 paragraphs 1, 2, 3 or 4 shall equal the product of 5,783,441 and a fraction, the numerator of which is the Cumulative Signed Purchasing Volume as of the Determination Date in question and the denominator of which is the Tranche A Target Amount for the Determination Date in question. By way of example, using the formula in the preceding sentence, if as of June 30, 2001, Cumulative Signed Purchasing Volume is $2,000 million, 4,968,592 Tranche A Shares shall become Vested Shares:

            5,783,441  x  2,000    =  4,968,592 Vested Shares
                          ------
                          2,328

            If there is a Tranche A Shortfall Amount relating to a particular Determination Date, then the number of Tranche A Shares which will not vest due to such shortfall shall equal 5,783,441 minus the number of Tranche A Shares which became Vested Shares on such Determination Date (the "TRANCHE A SHORTFALL Shares"). Using the facts set forth in the preceding example, if as of June 30, 2001, Cumulative Signed Purchasing Volume is $2,000 million, and 4,968,592 Tranche A Shares become Vested Shares, then 814,849 Tranche A Shares shall be deemed Tranche A Shortfall Shares as of the First Determination Date:

            5,783,441 - 4,968,592 = 814,849  Tranche A Shortfall Shares

            A Determination Date as of which there is a Tranche A Shortfall Amount is referred to as a "TRANCHE A SHORTFALL DETERMINATION DATE". A Determination Date which occurs immediately after a Tranche A Shortfall Determination Date is referred to as a "TRANCHE A CATCH UP DETERMINATION DATE". If as of a Tranche A Catch Up Determination Date, the applicable Tranche A Target Amount for such Tranche A Catch Up Determination Date is met or exceeded, then the Tranche A Shortfall Shares which did not vest on such Tranche A Shortfall Determination Date shall immediately become Vested Shares on the Tranche A Catch Up Determination Date, it being agreed that if the Tranche A Target Amount relating to such Tranche A Catch Up Determination Date is not met, such Tranche A Shortfall Shares shall never become vested. By way of example, if the Tranche A Shortfall Amount on the First Determination Date is $328 million resulting in 814,849 Tranche A Shortfall Shares, and as of the Second Determination Date (which, in this example, is the Tranche A Catch Up Determination Date with respect to the First Determination Date) the Second Tranche A Target Amount of Cumulative Signed Purchasing Volume of $6,233 million is met, then the 814,849 Tranche A Shortfall Shares relating to the First Determination Date which had become a Tranche A Shortfall Determination Date will become Vested Shares on the Second Determination Date, provided however, that if as of the Second Determination Date Cumulative Signed Purchasing Volume is less than $6,233 million, the 814,849 Tranche A Shortfall Shares relating to the First Determination Date shall never become vested, even if as of the Third Determination Date or the Fourth Determination Date the relevant Tranche A Target Amount for such Determination Date is met or exceeded.

            1.1.3  Vesting Requirements for Tranche B Shares.

            1. 1,927,814 Tranche B Shares shall become Vested Shares on the First Determination Date if Cumulative Signed Purchasing Volume as of the First Determination Date is at least $3,104 million (the "FIRST TRANCHE B TARGET Amount").

            2. 1,927,814 Tranche B Shares shall become Vested Shares on the Second Determination Date if Cumulative Signed Purchasing Volume as of the Second Determination Date is at least $8,311 million (the "SECOND TRANCHE B TARGET Amount").

            3. 1,927,814 Tranche B Shares shall become Vested Shares on the Third Determination Date if Cumulative Signed Purchasing Volume as of the Third Determination Date is at least $12,838 million (the "THIRD TRANCHE B TARGET Amount").

            4. 1,927,814 Tranche B Shares shall become Vested Shares on the Fourth Determination Date if Cumulative Signed Purchasing Volume as of the Fourth Determination Date is at least $17,671 million (the "FOURTH TRANCHE B TARGET Amount").

            5. In the event the Tranche B Target Amount of Cumulative Signed Purchasing Volume specified in any of Section 1.1.3 paragraphs 1, 2, 3, or 4 above is not achieved as of the particular Determination Date specified in such paragraph (such shortfall below a particular Tranche B Target Amount being referred to as a "TRANCHE B SHORTFALL AMOUNT"), then the number of Tranche B Shares which shall become Vested Shares at a particular Determination Date pursuant to Section 1.1.3 paragraphs 1, 2, 3 or 4 shall equal the product of 1,927,814 and a fraction, the numerator of which is the Cumulative Signed Purchasing Volume as of the Determination Date in question minus the Tranche A Target Amount for the Determination Date in question and the denominator of which is the Tranche B Target Amount for the Determination Date in question minus the Tranche A Target Amount for the Determination Date in question. It is agreed that no Tranche B Shares will become Vested Shares on a particular Determination Date if the Tranche A Target Amount relating to such Determination Date is not exceeded. By way of example, if as of June 30, 2001, Cumulative Signed Purchasing Volume is $3,000 million, 1,669,447 Tranche B Shares shall become Vested Shares:

            1,927,814  x  3,000 - 2,328  = 1,669,447 Vested Shares
                          -------------
                          3,104 - 2,328

            If there is a Tranche B Shortfall Amount relating to a particular Determination Date, then the number of Tranche B Shares which will not vest due to such shortfall shall equal 1,927,814 minus the number of Tranche B Shares which became Vested Shares on such Determination Date (the "TRANCHE B SHORTFALL Shares"). If no Tranche B Shares became Vested Shares on a Determination Date, then there will be 1,927,814 Tranche B Shortfall Shares with respect to the Determination Date in question. Using the facts set forth in the preceding example, if as of June 30, 2001, Cumulative Signed Purchasing Volume is $3,000 million, and 1,669,447 Tranche B Shares become Vested Shares, then 258,367 Tranche B Shares shall be deemed Tranche B Shortfall Shares as of the First Determination Date:

            1,927,814 - 1,669,447 = 258,367 Tranche B Shortfall Shares

            A Determination Date as of which there is a Tranche B Shortfall Amount is referred to as a "TRANCHE B SHORTFALL DETERMINATION DATE". A Determination Date which occurs immediately after a Tranche B Shortfall Determination Date is referred to as a "TRANCHE B CATCH UP DETERMINATION DATE". If as of a Tranche B Catch Up Determination Date, the applicable Tranche B Target Amount for such Tranche B Catch Up Determination Date is met or exceeded, then the Tranche B Shortfall Shares which did not vest on such Tranche B Shortfall Determination Date shall immediately become Vested Shares on the Tranche B Catch Up Determination Date, it being agreed that if the Tranche B Target Amount relating to such Tranche B Catch Up Determination Date is not met, such Tranche B Shortfall Shares shall never become vested. By way of example, if the Tranche B Shortfall Amount on the First Determination Date is $104 million resulting in 258,367 Tranche B Shortfall Shares, and as of the Second Determination Date (which, in this example, is the Tranche B Catch Up Determination Date with respect to the First Determination Date) the Second Tranche B Target Amount of Cumulative Signed Purchasing Volume of $8,311 million is met, then the 258,367 Tranche B Shortfall Shares relating to the First Determination Date which had become a Shortfall Determination Date will become Vested Shares on the Second Determination Date, provided however, that if as of the Second Determination Date Cumulative Signed Purchasing Volume is less than $8,311 million, the 258,367 Tranche B Shortfall Shares relating to the First Determination Date shall never become vested, even if as of the Third Determination Date or the Fourth Determination Date the relevant Tranche B Target Amount for such Determination Date is met or exceeded.

            1.2 Acceleration of Vesting. In the event of a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which all shares of Common Stock of the Company are converted into cash, or a cash tender offer for all shares of Common Stock is consummated, this Warrant will become fully exercisable as to all of the Shares effective upon consummation of such transaction, and this Warrant will expire on the later of the date of such consummation or twenty days after written notice of such transaction, provided that the Holder may exercise this Warrant contingent on the consummation of such transaction.

            1.3  Termination Date. Unless this Warrant expires pursuant to
Section 1.2, this Warrant shall remain exercisable with respect to Vested Shares, if any, until 5:00 p.m. California time on the tenth anniversary of the Issue Date at which time the Warrant shall expire and be of no further force and effect.

      2.    Exercise or Conversion.

            2.1 Method of Exercise; Payment; Issuance of New Warrant. This Warrant may be exercised by the Holder, in whole or in part and from time to time as to Vested Shares, by the surrender of this Warrant (with a notice of exercise in the form attached as Exhibit A and the investment representation certificate in the form attached as Exhibit B, each duly executed) at the principal office of the Company and by the payment to the Company by check or wire transfer of an amount equal to the then current Exercise Price per share multiplied by the number of Vested Shares then being purchased (the "AGGREGATE EXERCISE PRICE"). The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of the Vested Shares represented thereby, and such Vested Shares shall be deemed to have been issued, immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of this Warrant, certificates for the Vested Shares so purchased shall be delivered to the Holder as soon as possible and in any event within ten business days of receipt of such notice by the Company and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such ten business day period.

            2.2 Right to Convert Warrant into Stock; Net Issuance. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder may elect to exercise this Warrant with respect to then Vested Shares (the "CONVERSION RIGHT"), the aggregate value of which Vested Shares shall be equal to the "in-the-money" value of this Warrant or the portion thereof being converted as set forth below. The Conversion Right may be exercised by the Holder by surrender of this Warrant at the principal office of the Company together with notice of the Holder's intention to exercise the Conversion Right, in which event the Company shall issue to the Holder a number of Vested Shares computed using the following formula:

            X = Y (A-B)
                -------
                   A

Where:

            X     The number of Vested Shares to be issued to the Holder.

            Y The number of Vested Shares representing the portion of this Warrant that is being converted.

            A     The fair market value of one Share.

            B The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 2.2, the "fair market value" per Share shall mean the market price of one share of Common Stock on the last business day before the effective date of exercise of the Conversion Right. If the Common Stock is then traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the Nasdaq Stock Market (the "NASDAQ MARKET"), the market price as of a specified day shall be the last reported sale price of one share of Common Stock on such exchange or on the Nasdaq Market on such date or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or on the Nasdaq Market. If the Common Stock is not so listed or admitted to unlisted trading privileges, the market price as of a specified day shall be the mean of the last bid and asked prices for one share of Common Stock reported on such date (x) by the NASD or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not reported, the market price of one share of Common Stock as of a specified day shall be determined in good faith by written resolution of the Board of Directors of the Company.

            2.3 Automatic Conversion. In the event of termination of this Warrant pursuant to Section 1 above, to the extent that this Warrant is then exercisable and such exercise would result in the issuance of Shares to the Holder, this Warrant shall be deemed automatically exercised in full under Section 2.2 above immediately prior to the time at which it would otherwise expire.

            2.4 HSR Compliance. Exercise or conversion of this Warrant is subject to compliance by the Holder with all applicable filing requirements, and expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). The Company will cooperate with the Holder in making all applicable filings under the HSR Act, provided, however, that the Holder shall pay all applicable filing fees.

      3. Securities Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant, upon issuance, will be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by the Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Shares to be issued upon exercise or conversion of this Warrant shall be approved for listing on the Nasdaq Market, subject to official notice of issuance.

      4. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number and kind of securities or other property purchasable upon the exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

            4.1 Reclassification or Merger. In case of any reclassification, change or conversion of securities in the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), unless this Warrant shall have been exercised or terminated in accordance with its terms, this Warrant shall thereafter be exercisable solely for the kind and amount of consideration, including but not limited to shares of stock, other securities, money and property, that the Holder would have received upon such reclassification, change, conversion or merger if the Holder had exercised this Warrant in full prior to such reclassification, change, conversion or merger. The provisions of this subparagraph shall similarly apply to successive reclassifications, changes, conversions or mergers. The Company agrees to make appropriate provision in any definitive agreements providing for such a transaction in order to carry out the terms of this Section.

            4.2 Subdivisions or Combination of Shares. If at any time while this Warrant remains outstanding and unexpired the Company shall subdivide or combine the securities of the class issuable upon exercise of this Warrant, the Exercise Price and the number of Shares issuable upon exercise hereof shall be proportionately adjusted.

            4.3 Stock Dividends. If, at any time while this Warrant is outstanding and unexpired, the Company shall pay a dividend payable in securities of the class issuable upon exercise of this Warrant (except any distribution specifically provided for in the foregoing subparagraphs 4.1 and 4.2), then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of such class of securities outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of such class of securities outstanding immediately after such dividend or distribution, and the number of Shares subject to this Warrant shall be proportionately adjusted.

            4.4 Common Stock Rights. If, at any time while this Warrant is outstanding and unexpired, the Company shall pay a dividend or other distribution on all Common Stock consisting of, or shall otherwise issue to all holders of Common Stock, rights, warrants or options (not being available on an equivalent basis to the Holders of this Warrant upon exercise) entitling the holders of Common Stock to subscribe for or purchase Common Stock at a price per share less than the current market price (determined as provided in Section 2.2) of a share of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options (other than pursuant to a dividend reinvestment plan), the Exercise Price shall be decreased by multiplying the then current Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such rights or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, warrants or options had not been fixed. Upon adjustment of the Exercise Price pursuant to this Section 4.4, the number of shares subject to issuance upon exercise of this Warrant shall be adjusted by multiplying such number of shares prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price in effect immediately after giving effect to such adjustment. In making any determinations under this Section 4.4, there shall be taken into account any consideration received for such rights, warrants or options, the value of which consideration, if other than cash, shall be fixed in good faith by the Board of Directors of the Company, whose determination shall be final.

            4.5 Distributions of Property. If, at any time while this Warrant is outstanding and unexpired, the Company shall pay a dividend or other distribution on all Common Stock consisting of evidences of its indebtedness or assets (excluding any dividend or distribution paid in cash, or any dividend or distribution described in Sections 4.2, 4.3 or 4.4 of this Warrant), the Exercise Price shall be decreased by multiplying the then current Exercise Price by a fraction, the numerator of which shall be the current market price (determined as provided in Section 2.2) of a share of Common Stock on the date fixed for the determination of stockholders entitled to receive such dividend or distribution less the fair market value (as determined by the Board of Directors of Company, whose determination shall be final) of the portion of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator of which shall be such current market price of a share of Common Stock, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such dividend or distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such dividend or distribution had not been fixed. Upon adjustment of the Exercise Price pursuant to this Section 4.5, the number of shares subject to issuance upon exercise of this Warrant shall be adjusted by multiplying such number of shares prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price in effect immediately after giving effect to such adjustment.

            4.6 Notice of Adjustments. Whenever the Exercise Price shall be adjusted pursuant to the provisions hereof, the Company shall within thirty days of such adjustment deliver a certificate to the Holder signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of Shares subject to this Warrant and the Exercise Price therefor, as applicable, after giving effect to such adjustment.

      5.    Compliance with Securities Laws; Restrictions on Transfer.

            5.1 Accredited Investor. This issuance of this Warrant is conditioned upon, and by its acceptance hereof the Holder hereby confirms, that the Holder is an "accredited investor" as that term is defined under Regulation D under the Securities Act of 1933, as amended.

            5.2 Legend. Upon issuance, certificates evidencing the Shares shall bear legends in substantially the form set forth in the Purchase Agreement.

            5.3 Transfer Restrictions; Compliance with Securities Laws on Transfer. This Warrant may not be transferred in whole or in part without the prior written consent of the Company, except that such consent shall not be required for the transfer of all or any part of this Warrant covering Vested Shares. Any purported transfer of this Warrant in violation of the foregoing restriction shall be void, and the Company shall not recognize any such purported transfer on the securities ledger of the Company. In addition, no permitted transfer of this Warrant or the Shares may be made without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company will reasonably cooperate with the Holder in connection with any permitted transfer of this Warrant, including by issuing new certificates representing the Warrant and any portion thereof so transferred.

      6. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

      7. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

      8.    Notices.

            8.1 Notice of Certain Events. The Company shall provide the Holder with at least twenty days notice (or such greater amount of notice as Delaware law requires to be given to stockholders having the right to vote at a meeting on any Sale Event, as defined herein) prior to (i) a merger of the Company with or into, the consolidation of the Company with, or the sale by the Company of all or substantially all of its assets to, another person or entity (other than such a transaction wherein the stockholders of the Company prior to such transaction retain or obtain a majority of the voting capital stock of the surviving, resulting or purchasing entity) (a "SALE EVENT"), (ii) any liquidation, dissolution or winding up of the Company or (iii) the record date for any cash or other dividend or distribution declared on the Shares (each, a "NOTICE EVENT"). If a notice is provided pursuant to subsection (i) or (ii) of the previous sentence, the notice will indicate the expected date of the Notice Event.

            8.2 Notice Procedure. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

      If to the Holder:

      VHA Inc.
      220 East Las Colinas Boulevard
      Irving, Texas 75030-5500
      Facsimile: 972-830-0391
      Attention: Chief Financial Officer

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036
      Facsimile: 212-735-2000
      Attention: Nancy A. Lieberman

      If to the Company:

      Neoforma.com, Inc.
      3255-7 Scott Boulevard
      Santa Clara, California 95054
      Facsimile: 408-549-6211
      Attention: Chief Financial Officer

      with a copy to:

      Fenwick & West LLP
      Two Palo Alto Square
      Palo Alto, California 94306
      Facsimile No.: 650-494-1417
      Attention:  Gordon K. Davidson
                  Douglas N. Cogen

      9. Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant or any stock certificate for Shares and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

      10. No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

      11. Assignment. Neither the Company nor the Holder may assign either this Warrant or any of its rights, interests, or obligations hereunder without the prior written consent of the other, except that the Company's consent shall not be required for the Holder to assign all or any portion of this Warrant covering Vested Shares. Subject to the preceding sentence and the restrictions on transfer of this Warrant set forth in
Section 5.3, this Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

            [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




      12. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

      IN WITNESS WHEREOF, this Warrant has been executed as of the Issue
Date.


                                    NEOFORMA.COM, INC.


                                    By: ________________________________
                                    Name:  FREDERICK RUEGSEGGER
                                    Title: CHIEF FINANCIAL OFFICER





                                                                  EXHIBIT A


                          NOTICE OF EXERCISE FORM

                 (To be executed only upon partial or full
                      exercise of the within Warrant)


      The undersigned registered Holder of the within Warrant hereby irrevocably exercises the within Warrant for and purchases _________ shares of Common Stock of Neoforma.com, Inc. and herewith makes payment therefor in the amount of $ , all at the price and on the terms and conditions specified in the within Warrant and requests that a certificate (or _______ certificates in denominations of shares each) for the shares hereby purchased be issued in the name of and delivered to _______________________ whose address is __________________________________________________ and, if
such shares shall not include all the Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares not being purchased hereunder be issued in the name of and delivered to the undersigned, whose address is _____________________________________.


Date: ______________________


                                        Holder:

                                        VHA Inc.


                                        By: _________________________
                                        Name:
                                        Title:

NOTICE: The signature to this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.





                                                                  EXHIBIT B


                   INVESTMENT REPRESENTATION CERTIFICATE


Holder:           VHA Inc.

Company:          Neoforma.com, Inc.

Security:         Common Stock

Amount:

Date:


      In connection with the purchase of the above-listed securities (the "Shares"), the undersigned (the "HOLDER") represents to the Company as follows:

      The Shares to be purchased by or delivered to the Holder hereunder will be acquired for investment for such Holder's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended ("1933 ACT"), and Holder represents that it has no present intention or agreement to sell, grant any participation in, or otherwise distribute any of the Shares to be acquired hereunder in any public resale or distribution within the meaning of the 1933 Act. Holder also represents that it has not been formed for the specific purpose of acquiring Securities under this Agreement.

      Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be purchased under this Agreement. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

      Holder understands that the purchase of the Shares involves substantial risk. Holder: (i) has experience as an investor in securities of companies in the development stage and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder's investment in the Shares and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons. Holder is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

      Holder understands that the Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, such Holder represents that Holder is familiar with Rule 144 of the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

      At no time was Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

      Without in any way limiting the representations set forth above, Holder further acknowledges that the Shares are subject to limitations on disposition thereof set forth in the Warrant and in that certain Amended and Restated Common Stock and Warrant Agreement, dated as of May 24, 2000 by and between the Company and Holder, and acknowledges that Holder is bound by such restrictions.


Date: ______________________

                                       Holder:

                                       VHA Inc.


                                       By: ______________________________
                                       Name:
                                       Title: